Reading International Announces

First Quarter 2017 Results

➢	Record First Quarter Revenues of $69.5 million
➢	Record First Quarter EBITDA of $10.5 million
➢	Record First Quarter Basic EPS of $0.13, a 30% increase over comparable quarter

Earnings Call Webcast scheduled to post on Corporate Website on Wednesday,

May 10, 2017 to discuss 2017 First Quarter Financial Results

Los Angeles, California - (BUSINESS WIRE) May 9, 2017 – Reading International, Inc. (NASDAQ: RDI) today announced results for the first quarter ended March 31, 2017.  Consolidated revenues for the first quarter of 2017 increased by 7% (or $4.7 million) primarily due to higher admissions and increased food & beverage (“F&B”) revenues in our cinema businesses in the U.S. and Australia, offset by lost revenue from the closure of our Courtenay Central cinema in Wellington, New Zealand due to an earthquake in November 2016.  Our Courtenay Central cinema re-opened on March 29, 2017.  For the first quarter,  on a local currency basis, revenues for U.S. and Australia increased by 5% and 11%, respectively.    Q1 2017 Revenues represented the highest level achieved for any first quarter in our company’s history.

Earnings per share (“EPS”) for the quarter was  $0.13, compared to prior-year quarter of $0.10.  The $0.03 increase in our EPS was primarily driven by: (i) 46% increase in our segment operating income in our Australian cinema operations due to increased attendance and higher F&B revenues, enhancing our EPS by $0.06,  (ii) foreign currency gain recognized on short-term intercompany loans, which increased our EPS by $0.02, and (iii) offset by a $0.05 reduction due to the temporary closure of our Courtenay Central entertainment-themed center (“ETC”) in Wellington, New Zealand, as a result of the previously-mentioned earthquake.

The following table summarizes the first quarter results for 2017 and 2016:

	Three Months Ended
			% Change
(Dollars in millions, except EPS)	March 31, 2017	March 31, 2016	Favorable/ (Unfavorable)
Revenue	$69.5	$64.8	7%
- US	36.9	35.0	5%
- Australia	27.2	23.1	18%
- New Zealand	5.4	6.7	(19)%
Segment operating income (1)	$10.4	$9.8	6%
Net income(2)	$3.0	$2.2	36%
EBITDA (1)	$10.5	$9.1	15%
Adjusted EBITDA (1)	$11.2	$9.1	23%
Basic EPS (2)	$0.13	$0.10	30%

(1) Aggregate segment operating income and earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

“We continued to break records in the first quarter of 2017 as our revenues and operating income for the period represented the highest level achieved for any first quarter in the history of our company,” said Ellen Cotter, Chair, President and Chief Executive Officer. “During the quarter, we grew our cinema circuit and executed on our global cinema strategy, which helped drive our performance with increased attendance and higher food and beverage revenues. We are making tangible progress on our three-year business strategy to elevate the cinematic experience for our guests and the continued redevelopment of our real estate assets to drive long-term value for stockholders.”

COMPANY HIGHLIGHTS

•	Operating Results. Revenues and Operating Income for the first quarter 2017 represented the highest levels achieved for any first quarter in the history of the Company.
•	Cinema activities: We continue to grow our worldwide cinema circuit
▪

In March 2017, we entered into an agreement to lease an 8-screen complex with an initial term of 15 years.  Located in the city of Brisbane, 7 minutes from the Central Business District and South of the Brisbane River, South City Square is  a 2.1-hectare former industrial site being redeveloped into a major residential, hotel, retail and entertainment lifestyle complex by Pellicano Property and Perri Projects.  Our cinema complex in this location will be one of two major anchor tenants for that approximately AU$600 million or US$458 million project. We anticipate this cinema to come online in 2019.

▪	In addition, our Board has approved the development of two (2) more new leasehold cinemas in Australia and one (1) in New Zealand, which are anticipated to come online during 2019 and 2020.
▪

On October 21, 2016, we opened Olino by Consolidated Theatres, our ninth theatre in Hawaii and our first to open in the state since 2001. Olino features luxurious amenities, including electric recliner seats, expansive wall-to-wall screens and pristine digital projection by Barco, the leader in digital cinema technology, and an elevated, locally inspired food and beverage menu. The theatre also features a TITAN LUXE, a premium auditorium with immersive sound by Dolby ATMOS.

▪	We continue to execute our strategic priority of upgrading F&B offerings, having obtained liquor licenses for 24 of our current cinema locations in the U.S., Australia and New Zealand.
•	Real estate activities
▪

Insurance Claim Settlement relating to the Earthquake Damage on our Courtenay Central Parking Building (Wellington, New Zealand) – we were advised by our insurance carrier that we will be paid the policy maximum (US$20 million, net of the $5.0 million already advanced) with respect to our claims for earthquake damage to the parking building adjacent to our Courtenay Central ETC and related business interruption.  While the earthquake has slowed the redevelopment activities in progress at that location, the demolition of the parking structure has opened additional expansion opportunities for our Courtenay Central ETC.

▪

Union Square Redevelopment (New York, U.S.) – we secured construction financing for our Union Square property in December 2016 and entered into a guaranteed maximum price construction management agreement with an affiliate of CNY. Construction is now underway. We currently anticipate the re-developed property will be ready for retail tenant fit-out by the end of the second quarter of 2018. Retail and office leasing interest to date has been strong. This redevelopment will add approximately 23,000 square footage of rentable space to the current square footage of the building for an approximate total of 73,322 square feet of rentable space, inclusive of anticipated BOMA adjustments and subject to lease negotiations and the final tenant mix.

▪

Newmarket Expansion (Brisbane, Australia) –  in the third quarter of 2016, we commenced the construction on our expansion project at our Newmarket shopping center in Brisbane, Australia, with a projected opening in the fourth quarter of 2017. This expansion project includes the addition of an eight-screen Reading Cinemas and approximately 10,297 square feet of additional retail space and 142 car parks. We have entered into heads of agreement to lease approximately 3,315 square feet of this new space.
▪

Burwood Early Payment (Australia) – the buyer of our Burwood Property has informed us that it is under contract to sell a portion of this property.  Upon closing of that sale, a prepayment of $16.7 million (AU$21.8 million), representing 90% of the net sales price, becomes payable to Reading.

▪

Manukau Land Rezoning (Auckland, New Zealand) – in August 2016, the Auckland City Council re-zoned 64.0 acres of our 70.4 acre property in Manukau from agricultural to light industrial use. The remaining 6.4 acres were already zoned for heavy industrial use. Now that our zoning enhancement goal is achieved, we are reviewing our options with respect to the commercial exploitation of this asset.  We see this property as a future value realization opportunity to us.  This tract is adjacent to the Auckland Airport, which has recently been expanding towards our property.

▪

Occupancy of New Headquarters Building (Los Angeles, U.S.) –  during February 2017, we relocated our corporate headquarters into the 24,000 square foot Culver City office building that we purchased in April 2016. We currently use approximately 50% of the leasable area for our corporate headquarters and intend to lease, over time, the remainder to unaffiliated third parties. We purchased the property for $11.2 million in cash, financing the property in December 2016 with an $8.4 million 10-year, fixed-rate mortgage at 4.64%.

•	Corporate Matters
▪	The 2017 Annual Stockholders’ Meeting of the Company will be held in mid-September 2017.
▪	On March 2, 2017, our Board of Directors authorized Management to repurchase up to $25,000,000 of our Class A Common Stock.
▪

On April 26, 2017, our Board adopted a stock ownership policy setting prescribed minimum levels of stock ownership for our directors, our chief executive officer and our senior executives at three time (3X), six times (6X) and one times (1X) base directors fees or salary (as applicable), respectively, to be measured annually by reference to trading prices at the end of each year.  Covered individuals are given five years to achieve these minimum levels of stock ownership.

SEGMENT RESULTS

The following table summarizes the first quarter segment operating results for 2017 and 2016:

	Three Months Ended
			% Change
(Dollars in thousands)	March 31, 2017	March 31, 2016	Favorable/ (Unfavorable)
Segment revenue
Cinema
United States	$36,236	$34,058	6%
Australia	24,958	21,004	19%
New Zealand (reflecting Courtenay Central closure)	5,366	6,253	(14)%
Total	$66,560	$61,315	9%
Real estate
United States	$586	$859	(32)%
Australia	3,586	3,311	8%
New Zealand (reflecting Courtenay Central closure)	325	1,080	(70)%
Total	$4,497	$5,250	(14)%
Inter-segment elimination	(1,603)	(1,776)	10%
Total segment revenue	$69,454	$64,789	7%
Segment operating income (loss)
Cinema
United States	$2,507	$2,555	(2)%
Australia	5,945	4,064	46%
New Zealand (reflecting Courtenay Central closure)	641	1,071	(40)%
Total	$9,093	$7,690	18%
Real estate
United States	$28	$70	(60)%
Australia	1,408	1,591	(12)%
New Zealand (reflecting Courtenay Central closure)	(142)	428	(133)%
Total	$1,294	$2,089	(38)%
Total segment operating income (1)	$10,387	$9,779	6%

    (1) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Cinema operating income for the first quarter 2017 increased 18% or $1.4 million, to $9.1 million over the prior-year quarter,  primarily driven by higher admission and F&B revenues and the favorable foreign currency movements on  our Foreign Operations.    These were offset by the temporary closure of our Courtenay Central Cinemas in Wellington, New Zealand due to the earthquake. Refer below for the operating results by country:

•

First quarter 2017 revenue in the U.S. increased by 6%, or $2.2 million, primarily driven by increased attendance (including the impact of the opening of our Olino by Consolidated Theatres in Hawaii in October 2016), an increase in average ticket prices and higher F&B revenues.

•	Australia cinema revenue increased by 19%, or $4.0 million, primarily due to a significant increase in attendance, more appealing film slate and favorable foreign currency movements.
•

In New Zealand, cinema revenue decreased by 14%, or $887,000, mainly due to lower attendance due to the temporary closure of Courtenay Central Cinemas, offset to some extent by the favorable impact from stronger foreign exchange rates.

The top three grossing films for the first quarter 2017 were “Beauty and the Beast”, “Logan”, and “Lion” representing approximately 21% of Reading’s worldwide admission revenues for the quarter.   The top three grossing films in the first quarter 2016 for Reading’s worldwide cinema circuits were “Deadpool”, “Star Wars: The Force Awakens”, and “Batman v Superman: Dawn of Justice”, which represented approximately 28% of Reading’s admission revenues for the first quarter of 2016.

Real Estate

Real estate segment operating income for the first quarter 2017 decreased 38% or $795,000 compared to 2016, to $1.3 million, primarily driven by lower property revenues in New Zealand due to the closure of our Courtenay Central ETC for most of the quarter.

CONSOLIDATED AND NON-SEGMENT RESULTS

The first quarter consolidated and non-segment results for 2017 and 2016 are summarized as follows:

	Three Months Ended
			% Change
(Dollars in thousands)	March 31, 2017	March 31, 2016	Favorable/ (Unfavorable)
Segment operating income	$10,387	$9,779	6%
Non-segment income and expenses:
General and administrative expense	(4,753)	(4,991)	5%
Interest expense, net	(1,860)	(1,875)	1%
Gain on sale of assets	-	393	(100)%
Other	970	149	551%
Total non-segment income and expenses	$(5,643)	$(6,324)	11%
Income before income taxes	4,744	3,455	37%
Income tax expense	(1,703)	(1,231)	(38)%
Net income	$3,041	$2,224	37%
Less: net income (loss) attributable to noncontrolling interests	12	(2)	700%
Net income attributable to RDI common stockholders	$3,029	$2,226	36%

First Quarter Results

Net income attributable to RDI common stockholders for the first quarter 2017 increased by $803,000, or 36%, to $3.0 million,  mainly attributable to (i) an increase in our segment operating income due to increased attendance in our cinema businesses in the U.S. and Australia, (ii) the foreign currency gain recognized on short-term intercompany loans, and (iii) offset by the impact of the closure of our Courtenay Central ETC as a result of the November 2016 earthquake.

The key non-segment factors affecting our consolidated results for the First Quarter 2017 are discussed in more detail below:

•

General and administrative expense for the three months ended March 31, 2017 compared to the same period of the prior year decreased by 5%, or $238,000. This decrease mainly relates to the additional expenses paid in 2016 in connection with the 2015 year-end audit.  Legal expenses incurred on the Derivative Litigation and the Cotter Employment Arbitration during the quarter ended March 31, 2017 totaled $645,000.  In the same quarter of 2016, Derivative Litigation expense was reimbursed from the Company’s Directors and Officers’ (“D&O”) Insurance Program.

•

Net gain on sale of assets for the three-month period March 31, 2016 represents the gain from the final closing of the second sale agreement of the Taupo property in New Zealand in the amount of $393,000 (NZ$585,000).

•	Income tax expense for the three months ended March 31, 2017 increased by $472,000 or 38% compared to the prior-year three-month period mainly due to significant increase in pre-tax income.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased to $410.4 million at March 31, 2017, compared to $405.8 million at December 31, 2016, primarily driven by (i) increases in our operating and investment properties during the quarter, and (ii) foreign currency movements of the asset accounts on our Australian and New Zealand operations based on the relative strengthening of the currencies on these economies to the U.S. dollar.

Cash and cash equivalents at March 31, 2017  were  $11.0 million, including $7.2 million in the U.S., $2.6 million in Australia, and $1.2 million in New Zealand.  We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

The table below demonstrates the changes in our financing arrangements, working capital position and other relevant information addressing our liquidity for the quarter ended March 31, 2017 and preceding four years:

	First Quarter	Year Ended December 31
($ in thousands)	2017	2016	2015	2014	2013
Net Cash from Operating Activities	$311	$30,188	$28,574	$28,343	$25,183
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$11,031	$19,017	$19,702	$50,248	$37,696
Unused borrowing facility	115,580	117,599	70,134	45,700	19,400
Restricted for capital projects(1)	62,102	62,024	10,263	--	--
Unrestricted capacity	53,478	55,575	59,871	45,700	19,400
Total resources at period end	126,611	136,616	89,836	95,948	57,096
Total unrestricted resources at period end	64,509	74,592	79,573	95,948	57,096
Debt-to-Equity Ratio
Total contractual facility	$268,944	$266,233	$207,075	$201,318	$187,860
Total debt (gross of deferred financing costs)	153,364	148,535	130,941	164,036	168,460
Current	587	567	15,000	38,104	75,538
Non-current	152,777	147,968	115,941	125,932	92,922
Total book equity	154,991	146,615	138,951	133,716	123,531
Debt-to-equity ratio	0.99	1.01	0.94	1.23	1.36
Changes in Working Capital
Working capital (deficit)	$19,431	$6,655	$(35,581)	$(15,119)	$(75,067)
Current ratio	1.34	1.10	0.51	0.84	0.43
Capital Expenditures (including acquisitions)	$8,478	$49,166	$53,119	$14,914	$20,082

(1) This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015.

Below is a summary of the available credit facilities as of March 31, 2017:

	As of March 31, 2017
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$39,000	$16,000	$--	$16,000
Bank of America Line of Credit (USA)	5,000	1,000	4,000	--	4,000
Union Square Construction Financing (USA)	57,500	8,000	49,500	49,500	-
NAB Corporate Term Loan (AU) (1)	50,793	31,316	19,477	--	19,477
Westpac Corporate Credit Facility (NZ) (1)	37,105	10,502	26,603	12,602	14,002
Total	$205,398	$89,818	$115,580	$62,102	$53,478

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of March 31, 2017.

The $62.1 million representing borrowings restricted for capital projects is composed of the $49.5 million and $12.6 million (NZ$18.0 million) unused capacity for Union Square development uses and construction funding for New Zealand operations, respectively.

Our overall global operating strategy is to conduct business mostly on a self-funding basis (except for funds used to pay an appropriate share of our U.S. corporate overhead).  However, we may decide to move funds between jurisdictions where circumstances merit such action.  For example, given the interest savings generated from using funds through the repayment of intercompany loans by our Australian subsidiary to finance a portion of our Union Square redevelopment project rather than paying for high interest mezzanine loans (which will yield overall notional all-in interest savings of approximately 10.0%), we moved $20.0 million of our intercompany loan to short-term from long-term category.  Effectively, we sourced our Union Square financing needs from our available credit line in Australia and moved it from our Australian subsidiary to the U.S. as a repayment of intercompany loans.  As a result, we recognized a gain of $825,000 representing the foreign currency movement on the intercompany advances based on the relative strengthening of the Australian dollar to the U.S. dollar for the quarter ended March 31, 2017.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of its performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).    We have included EBITDA in this Earnings Release as we believe that it provides management and our investors with additional information necessary to properly measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for a certain item we believe are appropriate adjustable item, described as follows:

•

Legal expenses relating to the derivative litigation and James J. Cotter, Jr. employment arbitration –  while we have started to incur expenses in relation to these legal matters in 2015, we believe that the majority of these costs were thrust upon the Company as it become necessary to vigorously defend the Company’s position in the derivative litigation and to resolve Mr. Cotter, Jr.’s claims relating to his termination. For this reason, these costs should also be treated as non-recurring in nature and accordingly, an adjustable item for purposes of determining our Adjusted EBITDA.

We have not made adjustments for any gains relating to property sales in line with our overall business strategy that any time, we may decide to dispose of any property when we believe that an asset had reached the highest value that we could reasonably achieve without investing substantial additional sums for land use planning, construction and marketing.

Reconciliation of EBITDA to net income is presented below:

	Three Months Ended
	March 31	March 31
(Dollars in thousands)	2017	2016
Net Income	$3,029	$2,226
Add: Interest expense, net	1,860	1,875
Add: Income tax expense	1,703	1,231
Add: Depreciation and amortization	3,934	3,808
EBITDA	$10,526	$9,140
Adjustments for:
Legal expenses relating to the derivative ligation and Cotter employment arbitration	645	--
Adjusted EBITDA	$11,171	$9,140

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Wednesday May 10, 2017 that will feature prepared remarks from Ellen Cotter, President & Chief Executive Officer;  Dev Ghose, Executive Vice President & Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 1 pm PT on Tuesday, May 9, 2017. The audio webcast can be accessed by visiting http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed centers (“ETC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the U.S.

Reading manages its worldwide business under various brands:

•	in the United States, under the:
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com );
o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	44 Union Square (http://44unionsquare.com).
•	in Australia, under the:
o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Auburn Redyard brand (http://www.auburnredyard.com.au);
o	Cannon Park brand (http://www.cannonparktownsville.com.au); and
o	Newmarket Village brand (http://newmarket-village.com.au).
•	in New Zealand, under the:

o	Reading brand (http://www.readingcinemas.co.nz); and,
o	Courtenay Central brand (http://www.courtenaycentral.co.nz).

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and online streaming.

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time-to-time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;
o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Revenue
Cinema	$66,560	$61,315
Real estate	2,894	3,474
Total revenue	69,454	64,789
Costs and expenses
Cinema	(51,782)	(47,957)
Real estate	(2,036)	(2,141)
Depreciation and amortization	(3,934)	(3,808)
General and administrative	(6,174)	(6,191)
Total costs and expenses	(63,926)	(60,097)
Operating income	5,528	4,692
Interest income	20	37
Interest expense	(1,880)	(1,912)
Net gain on sale of assets	--	393
Other income (expense)	821	(57)
Income before income tax expense and equity earnings of unconsolidated joint ventures	4,489	3,153
Equity earnings of unconsolidated joint ventures	255	302
Income before income taxes	4,744	3,455
Income tax expense	(1,703)	(1,231)
Net income	$3,041	$2,224
Less: net income (loss) attributable to noncontrolling interests	12	(2)
Net income attributable to Reading International, Inc. common shareholders	$3,029	$2,226
Basic earnings per share attributable to Reading International, Inc. shareholders	$0.13	$0.10
Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.13	$0.09
Weighted average number of shares outstanding–basic	23,168,351	23,334,892
Weighted average number of shares outstanding–diluted	23,465,176	23,532,858

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	March 31,	December 31,
	2017	2016(1)
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$11,031	$19,017
Receivables	6,700	8,772
Inventory	1,326	1,391
Prepaid and other current assets	17,052	5,787
Land held for sale	39,800	37,674
Total current assets	75,909	72,641
Operating property, net	216,358	211,886
Investment and development property, net	50,231	43,687
Investment in unconsolidated joint ventures	5,259	5,071
Goodwill	20,073	19,828
Intangible assets, net	9,710	10,037
Deferred tax asset, net	28,336	28,667
Other assets	4,547	13,949
Total assets	$410,423	$405,766
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$21,412	$26,479
Film rent payable	8,952	10,528
Debt – current portion	587	567
Taxes payable – current	3,758	3,523
Deferred current revenue	9,791	10,758
Other current liabilities	11,978	14,131
Total current liabilities	56,478	65,986
Debt – long-term portion	120,829	115,707
Subordinated debt, net	27,393	27,340
Noncurrent tax liabilities	20,084	19,953
Other liabilities	30,648	30,165
Total liabilities	255,432	259,151
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,903,825 issued and 21,503,376 outstanding at March 31, 2017, and 32,856,267 issued and 21,497,717 outstanding at December 31, 2016	230	230
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at March 31, 2017 and December 31, 2016	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2017 and December 31, 2016	--	--
Additional paid-in capital	144,737	144,569
Retained earnings	4,709	1,680
Treasury shares	(17,045)	(16,374)
Accumulated other comprehensive income	17,936	12,075
Total Reading International, Inc. stockholders’ equity	150,584	142,197
Noncontrolling interests	4,407	4,418
Total stockholders’ equity	154,991	146,615
Total liabilities and stockholders’ equity	$410,423	$405,766

1 Certain prior period amounts have been reclassified to conform to the current period presentation.